SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SAEXPLORATION HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SAEXPLORATION HOLDINGS, INC.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2018

TO THE STOCKHOLDERS OF SAEXPLORATION HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAExploration Holdings, Inc., a Delaware corporation, will be held at 9:00 a.m., Central Time, on June 13, 2018, in the Boardroom at the corporate offices of SAExploration Holdings, Inc., located at 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. You are cordially invited to attend the annual meeting, which will be held for the following purposes:

(1)

to elect seven directors to our Board of Directors serving until the next annual meeting of stockholders;

(2)

to vote on a proposal to ratify the selection of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2018; and

(3)

to transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has approved and recommends that you vote “FOR” the election of the seven nominated directors, consisting of Jeff Hastings, Brian Beatty, L. Melvin Cooper, Gary Dalton, Michael Faust, Alan Menkes, and Jacob Mercer and "FOR" ratification of the selection of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2018.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please sign, date, and return to us your proxy card as soon as possible so that your shares will be voted at the meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Brent Whiteley

Brent Whiteley

Chief Financial Officer, General Counsel, and Secretary

This proxy statement is dated April 27, 2018, and is first being mailed to our stockholders on or about April 27, 2018.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT US AND THE ANNUAL MEETING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5
BOARD OF DIRECTORS	6
Members of Our Board	6
Director Independence	7
Meetings and Committees of our Board of Directors	7
Board Leadership Structure and Role in Risk Oversight	7
Audit Committee Information	8
Nominating Committee Information	9
Compensation Committee Information	10
Director Compensation	10
EXECUTIVE COMPENSATION	12
Our Executive Officers	12
Overview of Executive Compensation	13
Summary Compensation Table	13
Employment Agreements	14
Outstanding Equity Awards at Fiscal Year-End	17
Securities Authorized for Issuance under Equity Compensation Plans	18
STOCK OWNERSHIP	19
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	21
Related Person Policy	21
Related Person Transactions	21
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22
Principal Auditor Fees and Services	22
Pre-Approval of Audit and Non-Audit Services	22
AUDIT COMMITTEE REPORT	23
STOCKHOLDER PROPOSALS AND OTHER STOCKHOLDER COMMUNICATIONS	24
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	24
OTHER BUSINESS	24

i

QUESTIONS AND ANSWERS ABOUT US AND THE ANNUAL MEETING

Q.

Why am I receiving this proxy statement?

A.

SAExploration Holdings, Inc. is furnishing you this proxy statement to solicit proxies on behalf of its Board of Directors to be voted at the 2018 Annual Meeting of Stockholders of SAExploration Holdings, Inc. The meeting will be held in the Boardroom at the corporate offices of SAExploration Holdings, Inc., located at 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079, on June 13, 2018, at 9:00 a.m., Central Time. The proxies also may be voted at any adjournments or postponements of the meeting. When used in this proxy statement, “SAE,” “Company,” “we,” “our,” “ours,” and “us” refer to SAExploration Holdings, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

This proxy statement contains important information about the matters to be acted upon at the annual meeting. Stockholders should read it carefully.

Q.

Who are we and what recent developments have occurred?

A.

We are an internationally-focused oilfield services company offering seismic data acquisition and logistical support services in Alaska, Canada, South America, West Africa, and Southeast Asia to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D, and multi-component seismic data on land, in transition zones between land and water, and offshore in depths reaching 3,000 meters, we offer a full-suite of logistical support and in-field data processing services. Seismic data is used by our customers, including major integrated oil companies, national oil companies, and independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling.

We were incorporated in Delaware on February 2, 2011, under the name Trio Merger Corp. as a blank check company in order to serve as a vehicle for the acquisition of a target business. On June 24, 2013, we completed a business combination in which the entity formerly known as SAExploration Holdings, Inc. (“Former SAE”) merged into our wholly-owned subsidiary (the “Merger”), and we operate the business of Former SAE.

On July 27, 2016, we consummated a comprehensive restructuring of our balance sheet through the completion of an exchange offer and consent solicitation related to our 10.000% senior secured notes due 2019 for new 10.000% second lien notes and a new $30 million multi-draw senior secured term loan facility (the “2016 Restructuring”). The 2016 Restructuring was accomplished pursuant to a restructuring support agreement with holders of approximately 66.67% of the par value of our 10.000% senior secured notes due 2019 (the “2016 Supporting Holders”).

On July 26, 2016, in connection with the 2016 Restructuring, we effected a 135-for-1 reverse stock split, pursuant to which every 135 shares of our issued and outstanding common stock were automatically converted into one share of common stock (the “Reverse Stock Split”), with fractional shares cashed out based on the closing price per share on the effective date of the Reverse Stock Split.

On January 29, 2018, we consummated a deleveraging restructuring transaction (the “2017 Restructuring” and, together with the 2016 Restructuring, the “Restructurings”) pursuant to a restructuring support agreement with holders that beneficially owned in excess of 85% in principal amount of our 10.000% senior secured second lien notes due 2019 (the “2017 Supporting Holders,” and together with the 2016 Supporting Holdings, the “Supporting Holders”).

As a result of the Restructurings, as of April 20, 2018, we have outstanding 14,922,117 shares of Common Stock, 32,125 shares of Series A Preferred Stock, 154,376 Series A Warrants, 154,376 Series B Warrants, 8,286,061 Series C Warrants, and 14,098,370 Series D Warrants.

Q.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials?

A.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to most of our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and submit your proxy via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included below or in the Notice of Internet Availability of Proxy Materials for requesting printed materials.

Q.

What is a proxy?

A.

A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is referred to as a “proxy.” Our Board of Directors has designated Jeff Hastings and Brian Beatty as proxies for the annual meeting. By completing and returning the enclosed proxy card, you are giving Mr. Hastings and Mr. Beatty the authority to vote your shares in the manner you indicate on your proxy card.

Q.

What do I need to do now?

A.

We urge you to read carefully and consider the information contained in this proxy statement. The vote of our stockholders is important. Stockholders are then encouraged to vote as soon as possible in accordance with the instructions provided in this proxy statement and in the Notice of Internet Availability of Proxy Materials or on the proxy card.

Q.

Who is entitled to vote?

A.

We have fixed the close of business on April 20, 2018, as the “record date” for determining stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on April 20, 2018, there were 14,922,117 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the annual meeting.

Q.

How do I vote?

A.

If you are a holder of record of our common stock as of the record date, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. If you received our proxy materials by mail, you may submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you are not a holder of record of our common stock, and hold your stock in “street name,” please see the answer to the second question below.

Q.

What does it mean if I receive more than one proxy card?

A.

It indicates that you may have multiple accounts with us, brokers, banks, trustees, or other holders of record. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to register all your accounts in the same name and address.

Q.

If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A.

No. Your broker, bank, or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Q.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

A.

In voting on the election of seven director nominees to serve until the 2019 annual meeting of stockholders, stockholders may vote for each nominee in one of the following ways:

•

in favor of the nominee; or

•

withhold votes as to the nominee.

•

in favor of the resolution;

•

against the resolution; or

•

abstain from voting on the resolution.

The nominees receiving a plurality of votes cast at the annual meeting will be elected as directors.

Our Board of Directors recommends a vote “FOR” this proposal.

Q.

What are my voting choices when voting on the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

A.

In voting to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for 2018, stockholders may vote in one of the following ways:

•

in favor of ratification;

•

against ratification; or

•

abstain from voting on ratification.

The proposal to ratify the appointment of Pannell Kerr Forster of Texas, P.C. will require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting.

Our Board of Directors recommends a vote “FOR” this proposal.

Q.

What if I do not specify a choice for a matter when returning a proxy card?

A.

If you are a stockholder of record and sign and return a proxy card without giving any instructions, your proxy will be voted “FOR” the election of all director nominees and “FOR” the proposal to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for 2018. If you hold your shares in street name and do not provide your broker with voting instructions (including by returning a blank voting instruction card), your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

Q.

What constitutes a quorum?

A.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. We need a quorum of stockholders to hold a validly convened annual meeting. If you have signed and returned a proxy card, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than by announcement at the meeting, until the required quorum is present. As of the record date, 14,922,117 shares of common stock were outstanding. Thus, the presence of the holders of common stock representing at least 7,461,059 shares will be required to establish a quorum.

Q.

How are abstentions and broker non-votes counted?

A.

Abstentions are counted for purposes of determining whether a quorum is present at the annual meeting. A properly executed proxy card marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

With respect to the proposal to ratify the appointment of the independent registered public accounting firm, an abstention from voting will have the same effect as a vote “against” the proposal.

Broker non-votes will have no effect on the outcome of the vote on any of the proposals.

Q.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

A.

We do not know of any business to be transacted at the annual meeting other than those matters described in this proxy statement. We believe that the periods specified in our second amended and restated bylaws, as amended, for submitting proposals to be considered at the meeting have passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares as to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Q.

May I change my vote after I have mailed my signed proxy card?

A.

Yes. Send a later-dated, signed proxy card to our corporate secretary at the address set forth below so that it is received prior to the vote at the annual meeting or attend the annual meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to our corporate secretary, which must be received by our corporate secretary prior to the vote at the annual meeting.

Q.

Will I be able to view the proxy materials electronically?

A.

Yes. To view this proxy statement and our 2017 annual report electronically, visit http://www.cstproxy.com/saexploration/2018, or visit our website at http://www.saexploration.com and select Investors - Financial Information - Annual Reports.

Q.

Where can I find the voting results of the annual meeting?

A.

We intend to announce preliminary voting results at the annual meeting and will publish final results on a current report on Form 8-K filed with the SEC within four business days of the annual meeting.

Q.

What is the deadline for submitting proposals to be considered for inclusion in the 2019 proxy statement and for submitting a nomination for director for consideration at the Annual Meeting of Stockholders in 2019?

A.

We expect to hold our 2019 Annual Meeting of Stockholders on or about June 12, 2019. Stockholder proposals requested to be included in our 2019 proxy statement must be received no later than December 31, 2018. Director nominations and proposal for matters to be considered at our 2019 Annual Meeting of Stockholders must be received by us between March 14, 2019 and April 13, 2019. Proposals and nominations should be directed to Brent Whiteley, Chief Financial Officer, General Counsel, and Secretary, SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079.

Q.

Who is paying the costs associated with soliciting proxies for the annual meeting?

A.

We are soliciting proxies on behalf of our Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other electronic means. We will bear the cost of the solicitation.

We will ask banks, brokers, nominees, fiduciaries, and other institutions through which our stockholders hold our shares to forward the Notice of Internet Availability of Proxy Materials and, if requested, printed proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

Q.

Who can help answer my questions?

A.

If you have questions about the meeting or if you need printed copies of this proxy statement, the proxy card or other proxy materials you should contact:

Ryan Abney — Vice President, Finance

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Telephone: (281) 258-4409

Email: rabney@saexploration.com

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, of which six members were elected at the 2017 annual meeting, and of which one member was appointed in January 2018. The directors to be elected at the annual meeting will serve on the Board until our next annual meeting in 2019 or until their successors are elected and qualified or until their earlier death, resignation, or retirement. The current directors standing for reelection are: Jeff Hastings, Brian Beatty, L. Melvin Cooper, Gary Dalton, Michael Faust, Alan Menkes, and Jacob Mercer. Stockholders may not vote for persons not named in this proxy statement to serve as a director.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or subject to certain limitations contained in our second amended and restated bylaws, as amended, the Board may reduce the number of directors.

The nominees receiving a plurality of votes cast at the annual meeting will be elected as directors. Votes to withhold authority and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not affect the election outcome.

Our Nominating Committee and Board of Directors believe that each of the nominees possesses the qualities and experience that it believes our directors should possess, as described in detail below. The nominees for election to the Board, together with their biographical information and the Nominating Committee's and our Board’s reasons for nominating them to serve as directors, are set forth below. No family relationship exists between any of the directors or the executive officers listed in the “Executive Compensation — Our Executive Officers” portion of this proxy statement on page 14.

The Board of Directors recommends a vote “FOR” the election of Jeff Hastings, Brian Beatty, L. Melvin Cooper, Gary Dalton, Michael Faust, Alan Menkes, and Jacob Mercer.

BOARD OF DIRECTORS

Members of Our Board

Jeff Hastings, age 60, became our Chief Executive Officer and Chairman of the Board of Directors upon consummation of the 2016 Restructuring. Prior to the 2016 Restructuring, Mr. Hastings was our Executive Chairman of the Board and a member of our Board of Directors since the consummation of the Merger in 2013. He was the majority stockholder of Former SAE from 2008 until the Merger. In March 2011, he became the Executive Chairman of Former SAE. Previously, he was the President and an owner of Fairweather Geophysical, which primarily performed seismic operations in Alaska, and which was acquired by Veritas DGC Inc. in 2000. From 2000 until becoming the majority stockholder of Former SAE in 2008, Mr. Hastings was with Veritas in multiple positions, including Operations Manager for Alaska. Mr. Hastings has over 35 years of experience in the geophysical industry. We believe that Mr. Hastings is qualified to serve on our Board based on his extensive knowledge of SAE and his experience in the geophysical industry.

Brian Beatty, age 55, became our Chief Operating Officer upon consummation of the 2016 Restructuring. Prior to the 2016 Restructuring, Mr. Beatty was our President, Chief Executive Officer, and a member of our Board of Directors since the consummation of the Merger in 2013. He founded Former SAE in 2006 and served as the President and Chief Executive Officer of Former SAE from its inception. Prior to founding Former SAE, Mr. Beatty held many positions with Veritas DGC Inc., beginning as a seismic field manager and eventually managing all of Veritas’ South American operations and establishing Veritas’ business in Peru, Chile, Argentina, Brazil, and Bolivia. Mr. Beatty has over 30 years of experience in the geophysical industry working in numerous different geographies. We believe that Mr. Beatty is qualified to serve on our Board based on his extensive knowledge of SAE and his experience in the geophysical industry.

L. Melvin Cooper, age 64, became a member of our Board of Directors upon consummation of the 2016 Restructuring. He currently serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (Nasdaq: FES) (“Forbes”), a public company in the energy services industry. Prior to joining Forbes in 2007, Mr. Cooper served in financial or operating roles of various companies involved in oilfield site preparation, serving new home builders, providing supply chain management, and other industries. Since October 2010, Mr. Cooper has served on the Board of Directors of Flotek Industries, Inc. (NYSE: FTK), where he is a member of the Nominating and Corporate Governance, Audit, and Compensation Committees. Since August 2012, Mr. Cooper has served on the Board of Directors of Par Pacific Holdings, Inc. (NYSE: PARR), where he is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Cooper received the Board Leadership Fellow certification from the National Association of Corporate Directors (“NACD”) where he is also a member of the Board of Directors of the NACD Houston/Austin/San Antonio Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975 and is a Certified Public Accountant. We believe that Mr. Cooper is qualified to serve on our Board based on his public company experience, operational experience, and financial expertise.

Gary Dalton, age 63, became a member of our Board of Directors upon consummation of the Merger in 2013. He has been the President of Latash Investments LLC, an investment advisory firm based in Alaska, since 2001. He previously served as Chief Financial Officer and Executive Vice President at National Bank of Alaska for more than 20 years. Prior to joining National Bank of Alaska, he worked for the Comptroller of the Currency as a Bank Examiner. Mr. Dalton is a Trustee of the Alaska Permanent Fund Corporation and a Board member of the Alaska Museum Foundation. He graduated from the University of Puget Sound. We believe that Mr. Dalton is qualified to serve on our Board based on his investment and financial expertise.

Michael Faust, age 57, became a member of our Board of Directors in January 2017. Prior to joining our Board of Directors, Mr. Faust was the Vice President of Exploration and Land at ConocoPhillips Alaska, Inc. After joining Arco Alaska, Inc. in 1997, Mr. Faust held multiple senior positions up to and following Phillips Petroleum Co.’s acquisition of Arco Alaska, Inc. in 2000 and the subsequent merger between Phillips and Conoco Inc. In 2008, Mr. Faust was appointed Vice President of Exploration and Land at ConocoPhillips Canada Ltd. Prior to Arco Alaska, Inc., Mr. Faust also held various positions with Exxon Exploration Company and Esso Norge A.S. Mr. Faust holds a Master of Arts degree in Geophysics from the University of Texas after receiving his Bachelor of Science degree in Geology from the University of Washington. He holds the Certified Petroleum Geologist designation. We believe that Mr. Faust is qualified to serve on our Board based on his oil and gas services industry knowledge and investment and financial expertise.

Alan B. Menkes, age 58, became a member of our Board of Directors in January 2018.  Mr. Menkes currently serves as the Managing Partner of Empeiria Capital Partners, a private equity firm that he co-founded in 2002. Prior to founding Empeiria, from December 1998 through February 2002, Mr. Menkes was Co-Director of Private Equity and a member of the Executive Committee of Thomas Weisel

Partners, during which period he also served on the boards of directors of NextMedia Group, Ion Systems, The Capital Markets Company, Alliance Consulting, Centive, IPNet Solutions, Worldchain, QuantumShift, CS Technology and Stellent, a public company. Mr. Menkes currently serves as Chairman of the Board of Directors of Tank Partners Holdings LLC, a company controlled by Empeiria, and was previously on the Boards of Integrated Drilling Equipment Holdings, a public company, Stella Environmental Services and Conner Steel Products Holdings. From 2011 to 2012, Mr. Menkes served as the CEO of Empeiria Acquisition Corp., a public special purpose acquisition company until it closed its merger with an operating company in December 2012. From 2009-2010, Mr. Menkes served as the managing partner of G2 Investment Group LLC, a diversified asset management firm. Between 2007-2008, Mr Menkes was a Partner of Enterprise Infrastructure Ventures, a real estate investment firm, and the Chief Strategic and Investment Officer of CS Technology, an affiliate of Enterprise Infrastructure Ventures. Mr. Menkes earned a B.A. in Economics with Highest Distinction from the University of Virginia in 1980 and a M.B.A. with Distinction from the Wharton School at the University of Pennsylvania in 1982.

Jacob Mercer, age 43, is a Senior Portfolio Manager at Whitebox Advisors LLC (“Whitebox”). Prior to joining Whitebox, Mr. Mercer worked for Xcel Energy as Assistant Treasurer and Managing Director. Before joining Xcel Energy, he was a Senior Credit Analyst and Principal at Piper Jaffray and a Research Analyst at Voyageur Asset Management. Mr. Mercer also served as a logistics officer in the United States Army. Mr. Mercer has served on a number of boards of directors including Par Pacific (NYSE: PARR), Piceance Energy, Platinum Energy Solutions, and Ceres Global Ag (TSX: CRP). Mr. Mercer holds a BA with a double major in economics and business management from St. John’s University. He also holds the Chartered Financial Analyst (CFA) designation. We believe that Mr. Mercer is qualified to serve on our Board based on his investment and financial expertise.

Director Independence

We adhere to the rules of Nasdaq in determining whether a director is independent. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Cooper, Dalton, Faust, Menkes, and Mercer are independent directors.

In accordance with Nasdaq listing requirements, our Board is comprised of a majority of independent directors, our Board nominees are selected by a Nominating Committee comprised entirely of independent directors, and we maintain a Compensation Committee comprised entirely of independent directors. Our independent directors meet separately in executive sessions during which only independent directors are present at our regular Board meetings.

Meetings and Committees of our Board of Directors

During the fiscal year ended December 31, 2017, our Board of Directors held five meetings. We expect our directors to attend all Board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our current directors attended all of the meetings of the Board and meetings of committees of which he was a member in fiscal year 2017 other than Mr. Menkes, who was not appointed until January 2018. Although we do not have any formal policy regarding director attendance at stockholder meetings, we will attempt to schedule our meetings so that all of our directors can attend in person or by phone. All of our directors attended our 2017 annual meeting of stockholders other than Mr. Menkes who was not appointed until January 2018.

Our Board of Directors has a standing Audit Committee, consisting of Messrs. Cooper, Dalton and Faust, a standing Compensation Committee, consisting of Messrs. Cooper, Dalton, and Mercer, and a standing Nominating Committee, consisting of Messrs. Dalton, Menkes, and Mercer.

Board Leadership Structure and Role in Risk Oversight

In connection with the 2016 Restructuring, we combined the positions of Board Chairman and Chief Executive Officer in order to help streamline our corporate organization. While our Board of Directors retains the authority to separate the positions of Chairman and Chief Executive Officer if it deems appropriate in the future, the Board believes that combining the role of Chairman and Chief Executive Officer is in the best interests of our company and our stockholders. Having a combined role places one person in a position to guide the Board in setting priorities for us and in addressing the risks and challenges we face in our operations. In addition, the Board believes that, while independent directors bring a diversity of skills and perspectives to the Board, the Chief Executive Officer, with his extensive knowledge of our businesses and full time focus on our business affairs, makes a more effective Chairman than an independent director, especially given the industry and nature of our business.

Our Board of Directors’ primary function is one of oversight. The Board as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Our Audit Committee discusses with management our major financial risk exposures and the committee reports findings to our Board of Directors in connection with its risk oversight review.

Audit Committee Information

The Audit Committee of our Board of Directors consists of Messrs. Cooper, Dalton, and Faust. Each of the members of the Audit Committee is independent under the applicable Nasdaq listing standards. The Audit Committee has a written charter, which is available on our website at www.saexploration.com. The purpose of the Audit Committee is to oversee our financial reporting and disclosure process.

The Audit Committee’s duties, which are specified in the Audit Committee charter, include, but are not limited to:

•

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our annual report on Form 10-K;

•

discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•

discussing with management major risk assessment and risk management policies;

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monitoring the independence of our independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•

reviewing and approving all related-party transactions;

•

inquiring and discussing with management our compliance with applicable laws and regulations;

•

pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•

appointing or replacing the independent auditor;

•

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

reviewing the activities and organizational structure of our internal audit function and advising on the selection, performance or removal of our internal audit director, if we appoint one, and any outside consultants hired to perform the internal audit function; and

•

in consultation with the independent auditor and the internal audit director (or outside consultants performing such function), reviewing the integrity of our financial reporting processes (both internal and external) and internal control structure (including disclosure controls and procedures and internal control over financial reporting).

During the fiscal year ended December 31, 2017, our Audit Committee held four meetings. Each of our Audit Committee members attended all of the meetings of the Audit Committee after which they were appointed to the Audit Committee.

Financial Experts on Audit Committee

The Audit Committee will at all times be composed exclusively of “independent directors,” as defined for Audit Committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, we have certified to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Cooper satisfies Nasdaq’s definition of financial sophistication and qualifies as an “Audit Committee financial expert” as defined under the rules and regulations of the SEC.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers, and employees and those of any subsidiaries we may have in the future (including our Principal Executive Officer, our Principal Financial Officer, our Principal Accounting Officer, and persons performing similar functions). We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. Our code of ethics is also available on our website at www.saexploration.com.

Nominating Committee Information

The Nominating Committee of our Board of Directors consists of Messrs. Dalton, Menkes, and Mercer, with Mr. Mercer serving as Chairman. Each of the members of the Nominating Committee is independent under the applicable Nasdaq listing standards. The Nominating Committee has a written charter, which is available on our website at www.saexploration.com. The purpose of the Nominating Committee is to recommend to the Board high quality individuals qualified to serve as our directors and to advise the Board with respect to the composition of the Board and Board committees. During the fiscal year ended December 31, 2017, our Nominating Committee held four meetings. Each of our Nominating Committee members attended all of the meetings of the Nominating Committee other than Mr. Menkes who was not appointed until January 2018.

Guidelines for Selecting Director Nominees

Our Nominating Committee considers persons identified by its members, our management, our stockholders, and others. Currently, the guidelines considered by the Nominating Committee for selecting nominees are that persons to be nominated:

•

should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations;

•

should have knowledge of us and issues affecting us; and

•

should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The Nominating Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on our Board of Directors. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating Committee does not distinguish among, and will consider, nominees recommended by stockholders and other persons.

Stockholders who wish to recommend a candidate for election to the Board of Directors in 2019 should send their letters to Brent Whiteley, Chief Financial Officer, General Counsel, and Secretary, SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. Mr. Whiteley will promptly forward all such letters to the members of the Nominating Committee. Stockholder’s letters must be received not less than 60 days nor more than 90 days prior to the meeting at which such election will take place and the letter must contain the information described in our bylaws regarding director nominations.

Director Nominees after the Restructurings

After the 2016 Restructuring, our Board was intended to be comprised of seven directors. The Board now consists of: one member of senior management, Jeff Hastings; four directors chosen by the Supporting Holders, including one member of senior management, Messrs. Brian Beatty, L. Melvin Cooper, Gary Dalton, and Michael Faust; one director chosen by Whitebox, Jacob Mercer; and one director chosen by BlueMountain, Alan Menkes. Each of BlueMountain and Whitebox has the right to choose one director to be nominated for so long as each of their common stock holdings following the 2016 Restructuring exceed 9% of the total shares outstanding. Since each holds more than 9% of the total shares outstanding, BlueMountain has nominated Alan Menkes and Whitebox has nominated Jacob Mercer to be elected to the Board to serve until the next annual stockholder meeting. The Nominating Committee recommended to our Board that Messrs. Menkes and Mercer, along with the other incumbent directors be nominated, and the Board has nominated the seven directors now recommended for election.

As an element of the 2017 Restructuring, Highbridge Capital Management, LLC has the right to choose one director to be nominated for so long as its common stock holdings following the 2017 Restructuring exceed 9% of the total shares outstanding. Highbridge has not nominated a director to be elected at the annual meeting.

Compensation Committee Information

Our Compensation Committee presently consists of Messrs. Cooper, Dalton, and Mercer, with Mr. Dalton serving as Chairman. Each of the members of the Compensation Committee is independent under the applicable Nasdaq listing standards. The Compensation Committee has a written charter, which is available on our website at www.saexploration.com. The purpose of the Compensation Committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans.

During the fiscal year ended December 31, 2017, our Compensation Committee held four meetings. Each of our Compensation Committee members attended all of the meetings of the Compensation Committee after which they were appointed to the Compensation Committee.

Currently, our only executive compensation plan is the SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”), which is described below in “Executive Compensation – Stock Awards – 2018 Long-Term Incentive Plan.”

Our Board may delegate to a committee of two or more members of the Board who are “outside directors” as defined under Section 162(m)(4)(C) of the Internal Revenue Code of 1986 (the “Code”), and “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when granting awards to a “covered employee” within the meaning of Section 162(m)(3) of the Code who are then subject to Section 16 of the Exchange Act. Our Board may (a) delegate to a committee of two or more members of the Board who are also “outside directors” the authority to grant awards to eligible persons who are either (i) not then “covered employees” and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (ii) not persons with respect to whom our Board wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not “nonemployee directors” the authority to grant awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board may also appoint one or more directors or officers to make grants of awards to employees who are not executive officers under Section 16 of the Exchange Act.

Director Compensation

General

Each independent director serving on a committee of our Board is entitled to receive $75,000 annually in cash for committee and board service, the Chairman of the Audit Committee is entitled to receive an additional $20,000 annually in cash, and the Chairman of the Compensation Committee is entitled to receive an additional $5,000 annually in cash, in each case payable quarterly in advance. Each director may make an election by the date of our annual meeting of stockholders each year to receive the cash compensation described above in the equivalent value in stock. If so elected, the number of shares granted will be based on the cash compensation amount owed for the quarter divided by the average of the last sale prices for the three consecutive trading days after the earnings release date for each quarter. Mr. Mercer waived his cash compensation for 2017 and each of our non-executive directors has deferred payment of their respective cash compensation for 2017.

2018 Long-Term Incentive Plan

As part of the 2017 Restructuring, we received written consent from holders of a majority of our common stock outstanding approving and adopting the 2018 Plan that allows grants to directors. The 2018 Plan became effective March 5, 2018. The 2018 Plan reserves for the issuance of 19,500,000 shares of common stock. On April 9, 2018, we awarded an aggregate 10,356,693 restricted stock units to our executives, Messrs. Hastings, Beatty, Whiteley, Scott, Silvernagle, and Abney. The 2018 Plan is described below in “Executive Compensation – Stock Awards – 2018 Long-Term Incentive Plan.”

Amended and Restated 2016 Long-Term Incentive Plan

Prior to the 2017 Restructuring, we received written consent from holders of a majority of our common stock outstanding approving and adopting the SAExploration Holdings, Inc. Amended and Restated 2016 Long-Term Incentive Plan (the “Amended and Restated 2016 Plan”). The Amended and Restated Plan became effective on May 30, 2017. The Amended and Restated 2016 Plan (i) combined the shares under the 2016 Long Term Incentive Plan and the 2013 Non-Employee Director Plan (the “Original Plans”) into a common pool of common stock, (ii) allowed the granting of awards for payment of annual bonuses provided for under employment agreements with officers and under its bonus program for employees, and (iii) adopted other amendments necessary for granting awards to both employees and non-employee directors. No further shares were to be issued under the Original Plans and any remaining shares under the Original Plans were reserved for issuance under the Amended and Restated 2016 Plan. As of December 31, 2017, there were 639,167 restricted shares, restricted stock units and options issued under the original plans issued under the Amended and Restated 2016 Plan. As an element of the 2017 Restructuring, in the first quarter of 2018 we terminated the Amended and Restated 2016 Plan and all outstanding awards thereunder immediately vested and converted into shares of our common stock after exercise price and income tax withholdings in the first quarter of 2018.

2016 Long-Term Incentive Plan

The 2016 Long-Term Incentive Plan (the “2016 Plan”) provided for awards of stock options, stock appreciation rights, restricted shares, stock units, and performance cash awards. The 2016 Plan reserved 1,438,258 shares of common stock for distribution to covered employees, including a maximum of 919,129 shares that were reserved for issuance pursuant to awards of restricted stock or stock units.

2013 Non-Employee Director Plan

The 2013 Non-Employee Director Share Incentive Plan (the “Non-Employee Director Plan”) was administered by the full Board of Directors. The Non-Employee Director Plan provided for discretionary grants of awards of common stock to our independent non-employee directors, as was determined by our Board of Directors from time to time. The awards took the form of unrestricted or restricted shares of our common stock or options to purchase shares of our common stock. We had reserved 400,000 shares of our common stock for issuance under the Non-Employee Director Plan, which adjusted for the Reverse Stock Split was 2,962 shares. Effective November 3, 2016 the Non-Employee Director Plan was amended to increase the number of shares of the Company’s common stock available for issuance under the plan from 2,962 shares to 400,000 shares. In addition, the Non-Employee Director Plan was amended so that each non-employee director was entitled to be paid annually on December 1 compensation in the form of a grant of a number of shares of our common stock equal to $50,000 divided by the average of the last sale prices of our common stock for three consecutive trading days after the third quarter earnings release date, which was vested upon issuance. The directors designated for nomination to the Company’s Board of Directors by Whitebox Advisors LLC and BlueMountain Capital Management, LLC could make an election by the annual meeting date each year to receive the stock compensation described above in all cash rather than stock.

EXECUTIVE COMPENSATION

Our Executive Officers

Our Executive Officers are as follows:

Name	Age	Position
Jeff Hastings	60	Chief Executive Officer, Chairman of the Board and Director
Brian Beatty	55	Chief Operating Officer and Director
Brent Whiteley	52	Chief Financial Officer, General Counsel, and Secretary
Mike Scott	60	Senior Vice President
Darin Silvernagle	52	Vice President Marine
Ryan Abney	32	Vice President Finance

Biographical information for Jeff Hastings and Brian Beatty can be found in the section entitled “Board of Directors — Members of Our Board” on page 7 of this proxy statement.

Brent Whiteley became our Chief Financial Officer, General Counsel, and Secretary upon consummation of the Merger in 2013. Mr. Whiteley served as a director from the consummation of the Merger in 2013 to completion of the 2016 Restructuring. He served as Chief Operating Officer, Chief Financial Officer, General Counsel and Secretary of Former SAE beginning in March 2011, but resigned as Chief Operating Officer in November 2011. Previously, Mr. Whiteley served as General Counsel-Western Hemisphere and then in January 2008 became a Senior Vice President of CGG Veritas, operating its North and South American land acquisition business. Mr. Whiteley holds a BBA in finance/real estate from Baylor University, a JD from South Texas College of Law, and an MBA from Rice University — Jesse H. Jones Graduate School of Management.

Mike Scott became our Senior Vice President upon completion of the 2016 Restructuring. Mr. Scott served as our Executive Vice President Operations from the consummation of the Merger in 2013 until completion of the 2016 Restructuring. Prior to the Merger, he was Executive Vice President of Operations of Former SAE, a position he held since joining Former SAE in September 2011. Mr. Scott spent the 20 years prior to joining Former SAE with Veritas (CGGVeritas), ultimately serving in the role of VP North American Operations, with responsibilities for Veritas’ growth through market expansion, strategic positioning and implementation of a comprehensive quality, health, safety and environmental management system.

Darin Silvernagle became our Vice President Marine upon completion of the 2016 Restructuring. Mr. Silvernagle served as Executive Vice President Marine from March 20, 2014 until completion of the 2016 Restructuring. Prior to that Mr. Silvernagle was our Executive Vice President Technology, a position he held since consummation of the Merger in 2013. Prior to the Merger, Mr. Silvernagle served as Executive Vice President of Technology of Former SAE since joining Former SAE in September 2011. Mr. Silvernagle has over 30 years of experience in the geophysical services industry. Prior to joining SAE, Mr. Silvernagle worked for 17 years with Veritas, Veritas DGC Land and finally CGG Veritas, Mr. Silvernagle held a variety of roles with those companies including Technical Manager of North America, Technical Manager of North and South America and, ultimately, VP of Resources for the Global Land Division. In these roles, Mr. Silvernagle managed all aspects of technical operations in both field and office locations. His assignments included the diverse operating environments of Canada, the Canadian Arctic, the North Slope of Alaska, the U.S. Lower 48, the Middle East, and South America. Mr. Silvernagle spent 10 years in the field in supporting roles for all aspects of crew operations.

Ryan Abney became our Vice President Finance on November 10, 2016. Prior to that he was Vice President of Capital Markets and Investor Relations since he joined SAE in September 2013. Mr. Abney oversees and manages the accounting, auditing and financial reporting functions in addition to other responsibilities related to our capital structure, strategic financial objectives and investor relations. From 2010 to 2013, Mr. Abney was an Investment Banker in Canaccord Genuity's Energy practice, which serves all sectors of the oil and gas industry, with responsibility for the execution of capital markets and advisory transactions, including private and public equity and debt issuances, and various strategic mandates, such as mergers and acquisitions, fairness opinions and restructurings and workouts, with a primary focus on clients in the exploration and production and oilfield services sectors. Mr. Abney holds a Bachelor of Business Administration degree in Finance from the University of St. Thomas in Houston, Texas.

Overview of Executive Compensation

We seek to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within our industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in our industry.

The compensation decisions regarding our executives are based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

Our executives’ compensation has three primary components — salary, cash and stock incentive bonus, and stock-based awards. We view the three components of executive compensation as related but distinct. Although our compensation committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. The Compensation Committee continues to be in the process of developing policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, and among different forms of compensation.

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases and recommendations regarding compensation.

Our Compensation Committee is charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Summary Compensation Table

The following table provides summary information concerning the compensation of our Principal Executive Officer and the two other most-highly compensated executive officers (“Named Executive Officers”) for the years ended December 31, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan ($)		All Other Compensation ($)		Total ($)
Jeff Hastings	2017	614,383	—	(1)	—	(2)	564,568	(3)	89,138	(9)	1,268,090
CEO, Chairman of the Board	2016	628,069	1,013,807	(1)	343,380	(2)	642,058	(4)	81,489	(9)	2,708,803
Brian Beatty	2017	614,383	—	(1)	—	(2)	564,568	(5)	37,396	(10)	1,216,348
COO	2016	616,818	1,013,807	(1)	343,380	(2)	642,058	(6)	38,094	(11)	2,654,157
Brent Whiteley	2017	414,615	—	(1)	—	(2)	304,797	(7)	67,217	(12)	786,629
CFO, General Counsel and Secretary	2016	423,850	722,713	(1)	272,682	(2)	345,138	(8)	61,295	(13)	1,825,678

(1)

Reflects the grant date fair value of restricted stock unit awards for each named executive officer computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amended and restated employment agreements provide for up to 50% of the cash performance award to be paid in equity. There were no stock unit awards made in 2017.

(2)

Reflects the grant date fair value of stock option awards for each named executive officer computed in accordance with FASB ASC Topic 718. There were no stock option awards made in 2017.

(3)

Mr. Hastings earned a total of $564,568 for 2017 performance under our non-equity incentive plan. Mr. Hastings has deferred payment of his award.

(4)

Mr. Hastings earned a total of $642,058 for 2016 performance under our non-equity incentive plan, which was paid 100% in cash in bi-weekly installments in 2017.

(5)

Mr. Beatty earned a total of $564,568 for 2017 performance under our non-equity incentive plan.

(6)

Mr. Beatty earned a total of $642,058 for 2016 performance under our non-equity incentive plan, which was paid 100% in cash in bi-weekly installments in 2017.

(7)

Mr. Whiteley earned a total of $304,797 for 2017 performance under our non-equity incentive plan.

(8)

Mr. Whiteley earned a total of $345,138 for 2016 performance under our non-equity incentive plan, which was paid 100% in cash in bi-weekly installments in 2017.

(9)

Represents Mr. Hastings’ $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies.

(10)

Represents Mr. Beatty’s $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies.

(11)

Represents Mr. Beatty’s $2,750/month automobile allowance, a Canadian retirement registered savings plan company match of $9,724, and the payment of the premiums on his health and life insurance policies.

(12)

Represents Mr. Whiteley’s $1,750/month automobile allowance and the payment of the premiums on his health and life insurance policies.

(13)

Represents Mr. Whiteley’s $1,750/month automobile allowance, a 401(k) plan company match of $3,895, and the payment of the premiums on his health and life insurance policies.

Employment Agreements

Amended and Restated Employment Agreements

On August 3, 2016, we entered into amended and restated employment agreements with Jeff Hastings, who was appointed Chief Executive Officer and Chairman of the Board of Directors; Brian Beatty, who was appointed Chief Operating Officer; and Brent Whiteley who continues to serve as Chief Financial Officer, General Counsel and Secretary (collectively, the “Amended and Restated Employment Agreements”). Each Amended and Restated Employment Agreement was originally for a term of three (3) years, subject to earlier termination in certain circumstances, with subsequent automatic annual renewals for one (1) year terms unless notice to terminate is provided at least 90 days prior to the expiration of any such term.

The Amended and Restated Employment Agreements provided for initial base salaries as follows: Mr. Hastings ($664,198), Mr. Beatty ($664,198), and Mr. Whiteley ($448,231). The Amended and Restated Employment Agreements provide for participation in our management incentive programs or arrangements, including (i) an annual cash performance bonus, of which up to 50% may be paid in shares of our common stock at the option of the Compensation Committee, of (1) at least 50% and as much as 150% (with a guaranteed 50%) for Messrs. Hastings and Beatty; and (2) at least 40% and as much as 120% (with a guaranteed 40%) for Mr. Whiteley, in each case, if certain executive goals are achieved, applied to twelve (12) times such executive’s highest paid monthly base salary within the applicable calendar year, and (ii) equity compensation to be granted in accordance with the 2016 Plan which included grants on September 26, 2016 (the “MIP Awards”) of stock units entitling the recipient to receive shares of our common stock upon vesting (88,252 shares for Mr. Hastings, 88,252 shares for Mr. Beatty, and 70,082 shares for Mr. Whiteley), and stock options (88,252 for Mr. Hastings, 88,252 for Mr. Beatty, and 70,082 for Mr. Whiteley) at exercise prices determined based on volume-weighted average prices (as described in the Amended and Restated Employment Agreements, the 2016 Plan and the award agreements for such stock units and options) and during the periods specified therein.

The Amended and Restated Employment Agreements provide that, in the event of a termination of an executive’s employment by us without cause (as defined in the Amended and Restated Employment Agreements) or by the executive for good reason (as defined in the Amended and Restated Employment Agreements) or, within six (6) months of a change of control (as defined in the Amended and Restated Employment Agreements), should we not renew or replace the Amended and Restated Employment Agreement with an agreement containing substantially the same or better terms, if the executive elects to terminate his employment with us, upon execution of a full and final release in favor of us, we will pay the executive no later than 52 days after his termination (or, if in connection with a change of control, no later than six (6) months after his termination): (i) all accrued but unpaid base salary and vacation, (ii) a prorated portion of any bonus for the year such executive was terminated, (iii) a payment equal to the previous two (2) years’ bonuses, (iv) a severance amount equal to 24 months of base salary, and (v) reimbursement of premiums associated with continuation of coverage through COBRA for a period of up to 18 months, and, in addition, (x) all of such executive’s unvested equity awards under the 2016 Plan and any of our other incentive plans will become immediately vested, and (y) all of such executive’s unvested equity awards under the 2016 Plan and any of our other incentive plans also will become immediately vested in the event of termination of an executive’s employment due to his death or permanent disability (as defined in the Amended and Restated Employment Agreements). If the executive terminates his employment for any reason other than good reason prior to the first anniversary of the 2016 Restructuring, any MIP Awards (whether vested or unvested) will be automatically forfeited, and the executive will be required to return and/or repay any shares or cash proceeds received in respect of such MIP Awards.

Under the Amended and Restated Employment Agreement for each executive, as well as under the Initial Employment Agreement for each executive discussed below, each such executive waived the termination by a change of control provision, and the corresponding provisions of his prior employment agreement, and any right to claim any such compensation and benefits in connection with the 2016 Restructuring.

The Amended and Restated Employment Agreements, as more fully provided in nondisclosure agreements between each executive and us, restrict the executives from using or disclosing confidential information for any purposes other than advancing our interests. Under the Amended and Restated Employment Agreements, during their terms and for one (1) year following termination thereof, the executives will not directly or indirectly solicit or accept business from any of our customers (as defined in the Amended and Restated Employment Agreements), or solicit or induce any employee to leave us. At our option, in our sole discretion, on the date of termination of an executive’s employment, we may elect, upon payment to such executive of an amount equal to twelve (12) months of his base salary plus a certain percentage of his possible bonus (100% in the case of Messrs. Hastings and Beatty; 75% in the case of Mr. Whiteley) to extend for one (1) additional year following his termination with us the requirements that the executive will not directly or indirectly solicit or accept business from any of our customers or solicit or induce any employee to leave us.

Effective as of August 3, 2016, each of Messrs. Hastings, Beatty, and Whiteley entered into a First Amendment to their respective Amended and Restated Employment Agreements, under which each of them agreed to accept a temporary 10% salary reduction of the base salary provided for in their respective Amended and Restated Employment Agreements. The temporary salary reductions were set to expire on April 3, 2017. By written agreement, each of Messrs. Hastings, Beatty and Whiteley agreed to extend the temporary salary reduction until April 30, 2017.

Effective as of January 29, 2018, each of Messrs. Hastings, Beatty, and Whiteley entered into a Second Amendment to their respective Amended and Restated Employment Agreements, pursuant to which the term of their respective employment agreements was extended until December 31, 2020. Additionally, the amendments provide for increased initial base salaries as follows: Mr. Hastings ($552,780), Mr. Beatty ($552,780), and Mr. Whiteley ($403,410). For any calendar year during the term of the employment agreements in which the prior calendar year’s Free Cash Flow (as defined in the Amended and Restated Employment Agreements) equals or exceeds $15 million, the amendments to the employment agreements provide for base salaries as follows: Mr. Hastings ($664,198), Mr. Beatty ($664,198), and Mr. Whiteley ($448,231).

The amendments to the Amended and Restated Employment Agreements provide for participation in our management incentive programs or arrangements, including (i) an annual cash performance bonus with (A) an annual target amount of 35% of base salary and a guaranteed annual cash performance bonus of at least 17.5% and as much as 52.5% of base salary for Messrs. Hastings and Beatty, and (B) an annual target amount of 30% of base salary and a guaranteed annual cash performance bonus of at least 15% and as much as 45% of base salary for Mr. Whiteley, in each case, if certain executive goals are achieved, applied to twelve (12) times such executive’s highest paid monthly base salary within the applicable calendar year, and (ii) participation in (a) the 2018 Plan and (b) our Management Incentive Program. For any calendar year during the term of the amended employment agreements in which the prior calendar year’s Free Cash Flow (as defined in the amendments to the Amended and Restated Employment Agreements) exceeds or equals $15 million, the amendments to the Amended and Restated Employment Agreements provide for (i) an annual cash performance bonus with (A) an annual target amount of 100% of base salary and a guaranteed annual cash performance bonus of at least 50% and as much as 150% of base salary for Messrs. Hastings and Beatty, and (B) an annual target amount of 80% of base salary and a guaranteed annual cash performance bonus of at least 40% and as much as 120% of base salary for Mr. Whiteley, in each case, if certain executive goals are achieved, applied to twelve times such executive’s highest paid monthly base salary within the applicable calendar year.

The amendments to the Amended and Restated Employment Agreements also provided that the minimum annual cash performance bonus for 2017 was as follows: Mr. Hastings ($555,000), Mr. Beatty ($555,000), and Mr. Whiteley ($300,000), subject to upward adjustment based on 2017 financial results upon approval of our compensation committee. The actual annual cash performance bonuses paid for 2017 were as follows: Mr. Hastings ($564,568), Mr. Beatty ($564,568), and Mr. Whiteley ($304,797), and such amounts were paid in 2018.

Initial Employment Agreements

Effective June 24, 2013, we entered into employment agreements with each of our Named Executive Officers, with the following titles under the 2013 agreements: Jeff Hastings, Executive Chairman; Brian Beatty, President and Chief Executive Officer; and Brent Whiteley, Chief Financial Officer, General Counsel, and Secretary (collectively, the “Initial Employment Agreements”). On August 3, 2016, the Initial Employment Agreements were amended and restated as described above under "— Amended and Restated Employment Agreements." Each Initial Employment Agreement was for a term of three (3) years, subject to earlier termination in certain circumstances, with an automatic renewal for one (1) year terms unless notice to terminate was provided at least 90 days prior to the expiration of such term.

The Initial Employment Agreements provided for initial base salaries as follows: Jeff Hastings ($489,000); Brian Beatty ($489,000); and Brent Whiteley ($330,000). The executives were guaranteed a five percent annual salary increase and as much as a 15% salary increase if certain criteria are met. On August 13, 2013, in accordance with the Initial Employment Agreements, our Compensation Committee confirmed that the criteria set forth in the Initial Employment Agreements had been met and determined to increase the base salaries of Messrs. Hastings, Beatty and Whiteley by 10%. The Initial Employment Agreements provided for participation in our 2013 Long-Term Incentive Plan (the "2013 Plan") with an annual cash performance bonus of at least 50% and as much as 150%, for Messrs. Hastings and Beatty, and at least 40% and as much as 120%, for Mr. Whiteley, of twelve times such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each received a monthly automobile allowance.

The Initial Employment Agreements provided that, in the event of a termination of an executive’s employment by us without cause (as defined in the Initial Employment Agreements) or termination by executive for good reason (as defined in the Initial Employment Agreements) or if, within six months of a change of control (as defined in the Initial Employment Agreements), the executive resigned or we did not renew his employment agreement upon its expiration, upon the execution of a full and final release in favor of us, we would pay him the following no later than 52 days after his termination (or, if in connection with a change of control, no later than six months after his termination): (i) all accrued but unpaid base salary and vacation; (ii) a prorated portion of any bonus for the year the executive was terminated; (iii) a payment equal to the previous two years’ bonuses; (iv) a severance amount equal to 24 months of base salary; and (v) reimbursement of premiums associated with continuation of coverage through COBRA for a period of up to 18 months. Additionally, upon the above listed termination events there would be immediate vesting of all restricted stock awards under certain equity incentive plans that had not already vested.

The Initial Employment Agreements restricted our executives from disclosing confidential information we use to compete in the marketplace for any purpose other than to advance our interests. At our option, in our sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination, the executive may not directly or indirectly solicit or accept business from any of our customers (as defined in the Initial Employment Agreement), or solicit or induce any employee to leave us.

Other Employment Benefits

Our executives also participate in our other benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance and retirement savings plans. Included in such plans are a 401(k) Plan we offer to all eligible employees of our U.S. operations. Through May 31, 2015, we matched each employee’s contributions up to a maximum of four percent of the employee’s base salary. Beginning June 1, 2015, our matching contribution was suspended indefinitely due to continuing weakened demand in the oil and natural gas industry.

Stock Awards

2018 Long-Term Incentive Plan

The 2018 Plan became effective March 5, 2018. Subject to adjustment to reflect certain corporate transactions or changes in our capital structure, the shares that may be issued pursuant to awards will be our common stock subject to the following limitations: an aggregate of 19,500,000 shares of common stock may be issued under the 2018 Plan, which includes 17,261,500 shares of common stock that may be issued in respect of MIP Awards, which is equal to 10% of the aggregate number of shares of common stock issued and outstanding on a fully diluted basis after giving effect to dilution from full conversion of the Series A Preferred Shares and full exercise of the Series C Warrants. No more than 100,000 shares of common stock may be granted as incentive stock options under the 2018 Plan to any single participant during any single calendar year; and no more than 50,000 shares of common stock may be granted in respect of MIP Awards to any single participant who is a non-employee director for a single calendar year. On April 9, 2018, we awarded an aggregate of 10,356,693 restricted stock units to our executives, Messrs. Hastings, Beatty, Whiteley, Scott, Silvernagle, and Abney.

Amended and Restated 2016 Long-Term Incentive Plan

The Amended and Restated 2016 Plan became effective on May 30, 2017. The Amended and Restated 2016 Plan (i) combined the shares under the Original Plans into a common pool of common stock, (ii) allowed the granting of awards for payment of annual bonuses provided for under employment agreements with officers and under its bonus program for employees, and (iii) adopted other amendments necessary for granting awards to both employees and non-employee directors.

No further shares were to be issued under the Original Plans and any remaining shares under the Original Plans were reserved for issuance under the Amended and Restated 2016 Plan. As of December 31, 2017, there were 639,167 restricted shares, restricted stock units and options issued under the original plans issued under the Amended and Restated 2016 Plan. Existing equity grants under the Amended and Restated 2016 Plan vested as of the closing date of the 2017 Restructuring for all current participants and 178,787 shares of common stock were issued net of income tax and exercise price withholdings. Upon the effectiveness of the 2018 Plan, which occurred on March 5, 2018, the 2016 Plan was terminated.

2016 Long-Term Incentive Plan

In connection with the 2016 Restructuring, our stockholders approved the 2016 Plan, which has subsequently been terminated. The 2016 Plan reserved up to 1,038,258 shares of our common stock for issuance in accordance with the 2016 Plan’s terms, including a maximum of up to 519,129 shares that were reserved for issuance pursuant to awards of restricted stock or stock units. The purpose of the 2016 Plan was to encourage our employees to focus on our long-range objectives, to help us attract and retain employees with exceptional qualifications and to further align our employees' interests with those of our other stockholders. Our employees and employees of our subsidiaries were eligible to participate in the 2016 Plan. The 2016 Plan provided for the award of stock options, stock appreciation rights, restricted stock, stock units, and performance cash awards.

2013 Long-Term Incentive Plan

In connection with our Merger with Trio Merger Corp., our stockholders approved our 2013 Plan, which has subsequently been terminated, in connection with the 2016 Restructuring. The 2013 Plan reserved up to 5,870 shares of our common stock for issuance in accordance with the 2013 Plan’s terms, including a maximum of up to 2,935 shares that were reserved for issuance pursuant to awards of restricted stock. The purpose of the 2013 Plan was to provide our employees who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in us. Our employees and employees of our subsidiaries were eligible to participate in the 2013 Plan. The 2013 Plan provided for the award of stock options, stock appreciation rights, restricted stock, stock units, and performance cash awards.

In connection with the 2016 Restructuring, the 2013 Plan was terminated and all outstanding awards thereunder were immediately vested and converted into shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the holdings of stock options and restricted stock units by our named executive officers at December 31, 2017:

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeff Hastings	29,418	58,834	$10.19	9/26/2026	58,834	$429,488
Brian Beatty	29,418	58,834	$10.19	9/26/2026	58,834	$429,488
Brent Whiteley	29,418	46,721	$10.19	9/26/2026	46,721	$341,063

(1)

The stock options and restricted stock units reflected above were exercised and vested on January 26, 2018, in each case as reported on Form 4 filed February 1, 2018 on behalf of each of our named executive officers. After netting exercise prices for the options and tax withholding, Messrs. Hastings, Beatty, and Whiteley received 59,210, 46,786, and 46,202 shares of our common stock, respectively.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under equity compensation plans at December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	622,954	$5.10	799,091
Equity compensation plans not approved by security holders	—	—	—
Total	622,954	$5.10	799,091

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 20, 2018, regarding the beneficial ownership of our common stock by:

•

each person known to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•

each of our Directors and our Named Executive Officers; and

•

all current Executive Officers and Directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficial Ownership as of April 20, 2018 (2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Directors and Executive Officers:
Jeff Hastings (3)	132,633	(4)	*
Brent Whiteley	105,556		*
Brian Beatty (3)	76,280		*
Mike Scott (3)	41,825		*
Ryan Abney	28,039		*
Darin Silvernagle (3)	12,823		*
Gary Dalton	7,807		*
L. Melvin Cooper (5)	7,508		*
Jacob Mercer (6)	—		—
Michael Faust	—		—
Alan Menkes	—		—
All directors and executive officers as a group (11 persons)	412,471		1.1%

Five Percent Holders:
Whitebox Advisors LLC (7)	10,052,865		26.9%
BlueMountain Capital Management, LLC (8)	9,461,511		25.4%
Highbridge Capital Management, LLC (9)	6,711,574		18.0%

*

Less than 1%.

(1)

Unless otherwise indicated, the business address of each of the individuals is 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079.

(2)

The percentage of beneficial ownership is calculated based on 14,922,117 shares of common stock outstanding on April 20, 2018 and 22,384,431 shares of common stock deemed to be outstanding because our Series C Warrants and Series D Warrants are currently exercisable as of such date.

(3)

The business address of this individual is 3333 8th Street SE, 3rd Floor, Calgary Alberta, T2G 3A4.

(4)

Includes (i) 81,412 shares held directly by Jeff Hastings (ii) 24,221 shares held directly by CLCH, LLC (“CLCH”) and (iii) 27,000 shares held indirectly through Speculative Seismic Investments, LLC (“SSI”). CLCH and SSI are both controlled by Mr. Hastings. The business address for CLCH is 4721 Golden Spring Circle, Anchorage, Alaska 99507. The business address for SSI is 11 Crestwood Dr., Houston, TX 77007.

(5)

The business address of the reporting person is 603 Shiloh Rd., Bastrop, TX 78602.

(6)

The business address of the reporting person is 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416.

(7)

The business address of the reporting person is 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416.  The foregoing information was derived from a Schedule 13D/A filed on March 9, 2018, in which the reporting person identifies itself as having shared voting and dispositive power over 10,052,865 shares of our common stock.  The Schedule 13D/A further indicated that Whitebox General Partner LLC has shared voting and dispositive power over 10,052,865 shares of common stock, Whitebox Multi-Strategy Partners, LP has shared voting and dispositive power over 6,020,733 shares of common stock, Whitebox Credit Partners, LP has shared voting and dispositive power over 2,004,934 shares of common stock, and Whitebox Asymmetric Partners, LP has shared voting and dispositive power over 1,472,223 shares of common stock.

(8)

The business address of the reporting person is 280 Park Avenue, 12th Floor, New York, NY 10017. The foregoing information was derived from a Schedule 13D/A filed on March 14, 2018, in which the reporting person identifies itself as having shared voting and dispositive power over 2,409,106 shares of common stock. The Schedule 13D/A further indicated that BlueMountain GP Holdings, LLC has shared voting and dispositive power over 1,976,336 shares of common stock, BlueMountain Long/Short Credit GP, LLC and BlueMountain Guadalupe Peak Fund L.P. have shared voting and dispositive power over 80,647 shares of common stock, BlueMountain Kicking Horse Fund GP, LLC and BlueMountain Kicking Horse Fund L.P. have shared voting and dispositive power over 61,411 shares of common stock, BlueMountain Timberline Ltd. has shared voting and dispositive power over 59,405 shares of common stock, BlueMountain Summit Opportunities GP II, LLC and BlueMountain Summit Trading L.P. have shared voting and dispositive power over 160,171 shares of common stock, and BlueMountain Montenvers GP S.a.r.l. and BlueMountain Montenvers Master Fund SCA SICAV-SIF have shared voting and dispositive power over 373,365 shares of common stock. The 13D/A further indicated that the reporting person received an aggregate of 4,734,992 Series D Warrants which are immediately exercisable by the holder for one share of common stock at a price equal to $0.0001. The foregoing information was also derived from our knowledge of the reporting person’s ownership of an aggregate of 2,317,413 Series C Warrants which are also immediately exercisable by the holder.

(9)

The business address of the reporting person is 40 West 57th Street, 32nd Floor, New York, New York 10019.  The foregoing information was derived from a Schedule 13G filed on February 8, 2018, in which the reporting person identifies itself as having shared voting and dispositive power over 6,711,574 shares of common stock.  The Schedule 13G further indicated that 1992 MSF International Ltd. has shared voting and dispositive power over 6,711,574 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC.

Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that, except as set forth below, all applicable filing requirements were complied with during the fiscal year ended December 31, 2017. On August 1, 2017, six late Form 4s were filed on behalf of Messrs. Hastings, Beatty, Whiteley, Scott, Silvernagle, and Abney each reflecting the partial vesting of restricted stock units and conversion of stock options issued pursuant to the Amended and Restated 2016 Long Term Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board or the Audit Committee. Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we or any of our subsidiaries are a participant, and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of shares of our common stock, or (c) immediate family member of any of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms we believe to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our Audit Committee, which is comprised of disinterested “independent” directors, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Person Transactions

Jeff Hastings, our Chief Executive Officer and Chairman of our Board, owns and controls Speculative Seismic Investments, LLC (“SSI”), which as of April 20, 2018, held 27,000 shares of our common stock. SSI is a lender under our senior loan facility in the principal amount of approximately $0.5 million and exchanged approximately $2.4 million of our senior secured notes for approximately $1.3 million of second lien notes in the 2016 Restructuring consummated on July 27, 2016. SSI subsequently sold the $1.3 million of second lien notes in November 2016 representing approximately $1.2 million of face value and approximately $0.1 million of interest paid in kind for the period outstanding and is no longer a holder of any second lien notes. In addition, in September 2017, Mr. Hastings committed to funding $0.4 million of our credit facility, which was subsequently reduced to $0.375 million as of December 21, 2017. We have drawn $0.125 million of that commitment as of December 31, 2017 and $0.375 million as of March 31, 2018.

Mr. Hastings also controls CLCH, LLC, which holds 24,221 shares of our common stock. Pursuant to a registration rights agreement dated June 24, 2013, CLCH had one right to demand registration of its shares of our common stock that it acquired in the Merger, as well as piggy-back rights on any offering of our common stock or securities exercisable or exchangeable for our common stock. CLCH has exercised its piggy-back registration rights, and all 24,221 of its shares were registered for resale pursuant to a registration statement on Form S-3, Registration No. 333-213386, that became effective mid-September 2016. We bore the expense incurred in connection with the registration statement.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Pannell Kerr Forster of Texas, P.C. (“PKF”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. PKF has served as our principal certified public accounting firm since their appointment on August 21, 2014 for the fiscal year ending December 31, 2014.

In the event our stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent registered public accounting firm.

PKF representatives are expected to attend the annual meeting in person or by phone. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for 2018.

Principal Auditor Fees and Services

In connection with the audits of the 2017 and 2016 financial statements, we entered into an engagement agreement with PKF that sets forth the terms by which PKF would perform audit services for us. The following table shows the fees billed to us or accrued by us for the audit and other services provided by PKF:

	2017	2016
Audit Fees (1)	$402,374	$529,576
Audit-Related Fees (2)	12,745	20,518
Tax Fees	—	—
All Other Fees	—	—
Total	$415,119	$550,094

(1)

Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, consents and assistance with and review of documents filed with the SEC.

(2)

Audit-related fees consist of due diligence services and employee benefit plan audits.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee charter provides that all audit services and non-audit services must be pre-approved by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any pre-approvals granted by any such subcommittee must be presented to the full Audit Committee at its next scheduled meeting. From time to time, the Audit Committee has delegated to the chairman of the committee the authority to pre-approve audit, audit-related and permitted non-audit services.

All non-audit services were reviewed with the Audit Committee or the chairman, which concluded that the provision of such services by PKF were compatible with the maintenance of such firm's independence in the conduct of its respective auditing function.

AUDIT COMMITTEE REPORT

To the Stockholders of SAExploration Holdings, Inc.:

It is the responsibility of the Audit Committee of the Board of Directors of SAE to oversee the company’s financial reporting and disclosure process on behalf of the entire Board. SAE’s management has the primary responsibility for the company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the Audit Committee are to select and retain SAE’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors SAE’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report and to assist the Board of Directors with oversight of the following:

•

the integrity of SAE’s financial statements;

•

SAE’s compliance with legal and regulatory requirements;

•

the qualifications, independence and performance of SAE’s independent registered public accounting firm; and

•

the performance of SAE's internal audit function.

The Board of Directors adopted a written charter for the Audit Committee, which is posted on SAE’s website at www.saexploration.com.  The charter was amended in March 2015 to reflect that SAE's internal audit functions, which are subject to the Audit Committee's oversight, may be performed by outside consultants. The Audit Committee is satisfied with the adequacy of the charter.

In the performance of its oversight function, the Audit Committee met four times during 2017. The Audit Committee (i) reviewed and discussed SAE’s audited consolidated financial statements for the year ended December 31, 2017 with management and the independent registered public accounting firm; (ii) discussed with SAE’s independent registered public accounting firm the matters required to be discussed by Public Accounting Oversight Board (“PCAOB”) Auditing Standards No. 16, “Communication with Audit Committees,” as currently in effect; and (iii) received the written disclosures and the letter from SAE’s independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in SAE’s Annual Report on Form 10-K for the year ended December 31, 2017.

Members of the Audit Committee:

L. Melvin Cooper, Chairman

Gary Dalton

Michael Faust

STOCKHOLDER PROPOSALS AND OTHER STOCKHOLDER COMMUNICATIONS

Our 2019 Annual Meeting of Stockholders is expected to be held on or about June 12, 2019 unless the date is changed by our Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2019 Annual Meeting, you need to provide it to us by no later than December 31, 2018. You should direct any proposals to Brent Whiteley, Chief Financial Officer, General Counsel, and Secretary, SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. In addition, our bylaws establish advance notice procedures with regard to certain matters, including director nominations, to be brought before an annual meeting. If you are a stockholder and you want to present a matter of business to be considered at the 2019 Annual Meeting, you must give timely notice of the matter, in writing, to our Corporate Secretary. To be timely, the notice has to be given between March 14, 2019 and April 13, 2019.

Stockholders and interested parties may communicate with SAE’s Board of Directors, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of SAExploration Holdings, Inc., 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Our 2017 annual report, which includes the annual report on Form 10-K for the fiscal year ended December 31, 2017 we filed with the SEC, has been mailed or made available on the Internet at http://www.cstproxy.com/saexploration/2018 along with this proxy statement to all stockholders of record. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Pursuant to the rules of the SEC, we and the services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at:

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 258-4409

Email: rabney@saexploration.com

A copy of our annual report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2017, is available without charge upon written request to the address set forth above.

OTHER BUSINESS

We are not aware of any matters to be acted upon at the 2018 Annual Meeting other than those described above. The persons named in the proxies will vote in accordance with the recommendation of our Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. Discretionary authority for them to do so is contained in the proxy.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

SAExploration

2018 Annual Meeting of Stockholders

June 13, 2018
9:00 A.M. Central Time

Boardroom
SAExploration Holdings, Inc.
Corporate Offices
1160 Dairy Ashford Rd.
Suite 160
Houston, Texas 77079

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

Proposals — The Board of Directors recommends a vote FOR the nominees and FOR Proposal 2.

1. To elect seven directors

NOMINEES:

Nominee	FOR the Nominee listed to the left	WITHHOLD AUTHORITY to vote for the Nominee listed to the left
Jeff Hastings	☐	☐
Brian Beatty	☐	☐
L. Melvin Cooper	☐	☐
Gary Dalton	☐	☐
Michael Faust	☐	☐
Alan B. Menkes	☐	☐
Jacob Mercer	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as the Company's independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted "FOR" the nominees for director and "FOR" Proposal 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and the Company's 2017 Annual Report.

CONTROL NUMBER

Signature____________________ Signature____________________ Date__________, 2018

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of SAExploration Holdings, Inc. to be held June 13, 2018.

The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at http://www.cstproxy.com/saexploration/2018

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

SAExploration

SAExploration Holdings, Inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Jeff Hastings and Brian Beatty, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of SAExploration Holdings, Inc. (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 13, 2018, at 9:00 a.m., Central Time, in the Boardroom, SAExploration Holdings, Inc. Corporate Offices, 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079, and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY STATEMENT.

(Continued, and to be marked, dated and signed, on the other side)